Emergency Filtration Products Enters Into Financing Agreement

Henderson, Nevada… February 2, 2007…Emergency Filtration Products, Inc. (EFP) (OTCBB: EMFP) today announced that it has entered into an agreement to privately place up to $1,650,000 of its common stock with two individual investors. The financing is comprised of three tranches; the first tranche has already been completed, netting the company $750,000.  EFP expects the other two tranches, which will net the company an additional $900,000, to be completed on the first of March and May 2007, respectively.  The company intends to use the proceeds from this financing to complete the process of obtaining FDA approval for its NanoMask products.

About the NanoMask®

EFP's nanoparticle-enhanced environmental mask, the NanoMask® relies on the company's core 2H Technology(TM) filtration system, which utilizes a combination of hydrophobic and hydrophilic filters able to capture, isolate and or eradicate bacterial and viral microorganisms with efficiencies of 99.999%.

About Emergency Filtration Products, Inc.:

EFP is an air filtration products manufacturer whose patented 2H Technology(TM) (http://emergencyfiltration.com/Technology/2HTechnology.htm) filter system has produced filtration efficiencies of 'greater than 99.99%' at a particulate size of 0.027 microns. EFP's initial products were developed for the medical market: the Vapor Isolation Valve(TM) (http://emergencyfiltration.com/Products/VIV.htm) and RespAide® (http://emergencyfiltration.com/Products/RespAide.htm) CPR Isolation Mask used for resuscitation of respiratory/cardiac arrest cases; and 2H Breathing Circuit Filter for ventilators, respirators and anesthesia circuitry. Each has received FDA approval. The Company also markets an Automated External Defibrillator Prep Kit featuring RespAide; and the NanoMask®, (http://emergencyfiltration.com/Products/NanoMask.htm) a nanotechnology enhanced environmental mask. In addition to filtration products, the company supplies Superstat®, (http://emergencyfiltration.com/Products/Superstat.htm) a modified hemostatic collagen, to the U.S. Military for surgery and extreme wound care.

Safe Harbor Statement

This release may contain statements that are forward looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future results of the company could differ significantly from such forward-looking statements. Specifically, approval from the FDA, if attained, may not translate into significant sales of EFP's products. Sales may be dependent on the success of future marketing campaigns, and both the perceived need for EFP's products and the competitive performance of such products in the marketplace.

Contact:

PAN Consultants Ltd.

Investor Relations

Philippe Niemetz,

800-477-7570, or 212-344-6464

Fax: 212-509-2755 p.niemetz@panconsultants.com